U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Dig-It Underground, Inc.
                            -----------------------
             (Exact name of registrant as specified in its charter)

Nevada                               1629                            45-0460303
------                               ----                            ----------
(State or other           (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of            Classification Code Number)       Identification No.)
incorporation or
organization)

6406 Willow Road, Mandan, North Dakota 58554                               58554
--------------------------------------------                               -----
(Address of registrant's principal executive offices)                 (Zip Code)


                                 (701) 663-7767
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                 Deron M. Colby
                                  MC Law Group
                          4100 Newport Place, Suite 660
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,562,000              $0.25                $390,500             $103.09
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                            Dig-It Underground, Inc.,
                              a Nevada corporation

                        1,562,000 Shares of Common Stock

This prospectus relates to 1,562,000 shares of common stock of Dig-It Underground, Inc., a Nevada corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 4 to 8 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is November 7, 2001
                             Subject to completion.

                            TABLE OF CONTENTS

Prospectus Summary ...........................................................4
Risk Factors..................................................................4
Forward Looking Statements....................................................8
Use of Proceeds..............................................................10
Determination of Offering Price..............................................10
Dilution.......   ...........................................................11
Selling Security Holders.....................................................11
Plan of Distribution.........................................................12
Legal Proceedings............................................................13
Directors, Executive Officers, Promoters and Control Persons.................13
Security Ownership of Certain Beneficial Owners and Management...............14
Description of Securities....................................................15
Interest of Named Experts and Counsel........................................15
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities...................................................15
Organization Within Last Five Years..........................................16
Description of Business......................................................16
Management's Discussion and Analysis of Financial Condition
and Results of Operations....................................................18
Description of Property......................................................19
Certain Relationships and Related Transactions...............................19
Market for Common Equity and Related Stockholder Matters.....................20
Executive Compensation.......................................................21
Financial Statements.........................................................21
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure.....................................................22
Legal Matters................................................................22
Experts......................................................................22
Additional Information.......................................................22
Indemnification of Directors and Officers....................................22
Other Expenses of Issuance and Distribution..................................23
Recent Sales of Unregistered Securities......................................23
Exhibits.....................................................................23
Undertakings.................................................................24
Signatures    ...............................................................26
Power of Attorney............................................................27

Prospectus Summary
------------------

Our Business:                      Our principal business address is 6406 Willow
                                   Road, Mandan, North Dakota 58554. Our
                                   telephone number is 701.663.7767.

                                   We provide business-to-business telephone and cable line installations. We subcontract our installation services to Mastec, Inc., who provides various telecommunication services to Qwest Communications. The types of services provided by Mastec, Inc., to Qwest Communications include, but are not limited to, infrastructure design and development and maintenance, such as telephone line installations. We primarily service Grand County, Colorado, and its surrounding areas. We believe we have a reputation for high-quality installation services which has led to attention from various parties in the telecommunication infrastructure industry nationwide. We have received requests for our installation services from companies in Nebraska, Wyoming and different areas of Colorado. We are currently seeking to expand our operations and the geographic area of the markets we serve.

Our State of Organization:         Dig-It Underground, Inc. was incorporated
                                   in Nevada on March 5, 2001.

Number of Shares Being Offered:    The selling security holders want to sell
                                   1,562,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions, which we believe were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

Number of Shares Outstanding       1,562,000 shares of our common stock are
After the Offering:                issued and outstanding. We have no other
                                   securities issued.

Estimated use of proceeds:         We will not receive any of the proceeds
                                   from the sale of those shares being
                                   offered.



                                  RISK FACTORS

The following risk factors are a summary of the risk factors which may have an impact on our business. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should not purchase our common stock.

We are currently dependent on one main client for revenue and the loss of that client significantly reduce our revenues.

We derive a substantial portion of our profits from subcontracting our installation services to Mastec, Inc. Our contracts with Mastec, Inc. are not exclusive service or territory agreements. Therefore, Mastec, Inc. may employ other independent contractors to perform the services we perform. These independent contractors typically are sole proprietorships or small business entities and typically provide their own employees, vehicles, tools and insurance coverage. Our inability to compete with these independent contractors in price, quality and service may reduce Mastec, Inc.'s willingness to contract with us . If Mastec, Inc. decides not to use our services or if Mastec, Inc. significantly reduces the aggregate amount of business it generates for us, we will experience a significant decrease in our revenues until and unless we are able to develop other sources of revenue and expand our market.

Changes in the telecommunications industry could hinder our ability to earn revenue.

The telecommunications industry is currently experiencing significant changes. Our ability to grow our operations in the telecommunications industry is affected by the following:

o        changes in governmental regulation;
o        technological changes;
o        increased competition;
o        adverse financing conditions for the industry; and
o        general economic conditions.

Any one of these factors could cause us to curtail our operations or lead to a reduction in the amount of revenue we earn.

Our revenues may fluctuate because we obtain a majority of our work on a competitive bid basis.

Our projects are competitively bid on a fixed price basis and we cannot guaranty that our services will continue to be competitive in the marketplace or that the marketplace will not change. We believe that competing in the telephone line installation business requires competitive pricing, developing a reputation for quality, timeliness, maintaining familiarity with retail construction, the availability of aggregate materials and financial strength. We cannot however guaranty that our bids will continue to be competitive in the market place.

We do not know if contractors or telephone industry companies will use our services in other geographic areas. Therefore, we may not be able to expand our operations.

We cannot guaranty acceptance of our services by the telephone industry in areas other than in the areas within which we currently operate. Telephone companies and other companies engaged in supplying infrastructure maintenance and development services will not use our services unless they determine that our services, taken in conjunction with our bids, are cost effective and adequate.

Because many of our contracts are short-term, our revenues will significantly decrease if we fail to renew our existing contracts.

We provide a significant portion of our services on a non-recurring, project-by-project basis under contracts of relatively short duration, typically less than one year. Many of our contracts, including most of our master contracts and our contracts with our public utility customers, may be canceled by the customer without notice or on relatively short notice, typically 90 to 180 days, even if we are not in default under the contract. Many of our contracts, including our master contracts, also are open to public bid at the expiration of their terms. We cannot assure you that we will be able to successfully bid on our existing contracts. If our customers cancel a significant number of contracts or if we fail to successfully bid on a significant number of our existing contracts, our revenues could be substantially reduced.

We face significant competition in our industry and our ability to generate revenue will be significantly hindered if we cannot successfully compete in the telecommunications service industry.

The telecommunications services industry is highly competitive and we compete with other companies. In our geographic markets, we compete with major contractors as well as smaller contractors. In general, competition for work in these markets is intense, especially in the public sector where contracts are normally awarded to the lowest bidder. Consequently, our ability to obtain contracts is dependent upon our ability to accurately and effectively estimate contract prices in a way which allows us to underbid our competition while earning a sufficient profit.

Some of our competitors may have greater access to capital. Such competitors may use their resources to engage in aggressive advertising and marketing campaigns. They may also have the resources to underbid us. The current prevalence of aggressive advertising and promotion may force us to respond to pricing pressures. We expect that competition will continue to increase. Furthermore, our competitors may possess a greater number, or higher level of, quality equipment, thereby enabling our competitors to performer more frequent, efficient or expedient installation services. Our competitors may be strategically located in climates that allow for year-round installation projects, therefore enabling our competitors to generate a stable and substantial annual income stream. Any of one of these factors, or combination thereof, may result in increased competition, reduce our gross margins, or cause us to lose market share and decrease the value of our installation services.

Our insurance may be inadequate to shield our operations against general liability claims or from actions stemming from nonperformance.

We maintain general liability insurance covering our installation equipment in amounts consistent with industry practices. In addition, we are required to provide various types of surety bonds guaranteeing our performance under certain contracts. Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise as well as other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding compared to their current underwriting standards, which may change from time to time. We cannot guaranty that we will be able to maintain adequate insurance or obtain adequate surety bonds. If we are not able to maintain adequate insurance or obtain adequate surety bonds, we will likely be prevented from performing services and our business will suffer.

Subject to certain deductible amounts and retention limits, we maintain coverage to insure against claims based upon personal injury, property damage and loss of our property. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property which exceeds our insurance coverage. Any denial of coverage by our insurers or a lack of adequate coverage could deplete our financial resources and hinder our ability to continue operations.

Our bid prices will be significantly less competitive if we are required to supply our own raw materials and supplies to complete work because we lack sufficient buying power to obtain favorable purchase prices from suppliers.

Currently, our clients supply the majority of the raw materials and supplies necessary to carry out our contracted work. As part of our service agreements, however, we supply our own employees, vehicles, tools and insurance coverage. Therefore, we are dependent on our clients to provide any materials or supplies that we require. However, we are not dependent on any one supplier to obtain materials and supplies for our own account and therefore lack the buying power to obtain favorable pricing on the raw materials and supplies we may require. We have not experienced any significant difficulty in obtaining an adequate supply of materials and supplies. However, if we are required to supply our own raw materials and supplies on a regular or recurring basis, our operating results will suffer because we lack the buying power to obtain favorable pricing on the materials and supplies.

We are subject to significant government regulation, which may increase our costs if we fail to comply with the regulations.

Our services are subject to federal, state and local laws and regulations concerning environmental matters related to contractor licensing requirements; building and electrical codes; permitting and inspection requirements; and regulations related to labor relations, worker safety, and environmental protection. For example, the Occupational Safety and Health Administration regulates our installation process, which includes trenching and excavation activities. These regulations typically outline proper procedures and safety practices when trenching or excavating. The securing of permits and compliance with all laws and regulations can be costly, and could negatively impact our earnings. Our failure to obtain all necessary licenses and permits allowing us to be in full compliance with all federal, state and local laws and regulations could significantly increase our costs and affect our ability to conduct business.

Our operating results will fluctuate due to the commercial and residential development market, and climatic conditions.

Our services are directly impacted by growth in the commercial and residential development market because new real estate developments generate increased need for telecommunication services. Telecommunication companies require telephone and cable line installation to properly service these developments. Furthermore, climatic conditions such as extreme cold inhibit the installation process. For example, snow or ground freeze make trenching and excavation activities substantially more difficult or nearly impossible. Accordingly, many of our installation projects can be performed if there are fair or favorable weather conditions. Unfavorable climatic conditions, typically occurring during the winter months, limit the installation season in Colorado to the months of May through October.

We anticipate that our operating results will fluctuate as a result of these factors. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in any given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.

Our officers, directors and principal security holders own approximately 97.74% of our outstanding shares of common stock, allowing these shareholders to control matters requiring approval of our shareholders.

Our directors, officers and principal security holders, taken as a group beneficially own, in the aggregate, approximately 97.74% of our outstanding shares of common stock. Such concentrated control of the company may reduce the price of our common stock. Our principal security holders may control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, holders of Offered Shares may have difficulty selling their Offered Shares.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock would be "unsuitable" for a person who cannot afford to lose his entire investment.

We are registering shares owned by our officers and directors. The selling security holders, including our officers and directors, may sell all of their shares as soon as possible, which could significantly decrease the price of our common stock and reduce our officers' and directors' desire to see us succeed.

All of the stock owned by the selling security holders, including certain shares owned by our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling security holders, including our officers and directors, may sell some or all of their shares immediately after they are registered. In the event that the selling security holders sell some or all of their shares, the price of our common stock could decrease significantly. In the event that our officers and directors sell all or some of their common stock, a conflict of interest may occur between our officers' and directors' duties to us and their personal interests in selling their shares. We cannot assure you that the officers and directors will not sell some or all of the shares being registered as soon as they are registered.

Forward Looking Statements
--------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
--------------------------------

Factors Used to Determine Share Price. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

----------------------------- ---------------------------------- ---------------------------------- --------------------------------
  Name of Selling Security    Amount of Shares of Common Stock   Amount of Shares of Common Stock       Amount of Shares and the
           Holder             Owned by Selling Security Holder     to be Offered by the Selling     Percentage of Common Stock Owned
                                     Before the Offering                  Security Holder           by Selling Security Holder After
                                                                                                        the Offering is Complete
----------------------------- ---------------------------------- ---------------------------------- --------------------------------
Lamarr Myers, President,
Treasurer, Director                      3,000,000                           600,000                  2,400,000 shares and 33.51%
------------------------------------------------------------------------------------------------------------------------------------
Nancy Myers, Secretary,
Director                                 2,000,000                           400,000                  1,600,000 shares and 22.34%
------------------------------------------------------------------------------------------------------------------------------------
Bruce Brucker, Director                  2,000,000                           400,000                  1,600,000 shares and 22.34%
------------------------------------------------------------------------------------------------------------------------------------
Mark Bahmiller                             8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Laurie Baker                               4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Randy Binegar                              2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Clyde Boehm                                4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Deb Geiss                                  8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Brent Geiss                                4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Kevin Hahne                                2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Terry Hellman                              4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
David Helvig                               2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Wayne Hoff                                 8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------





                                       9




John Horner                                4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
David Keller                               4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Kevin Kruckenburg                          4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Dave Moum                                  2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Rose Myers                                 8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Larry Neiters                              4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Wes Pittenger                              2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Randy Roller                               4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
John Schaner                               4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Wayne Schmautz                             8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Mark Schmidt                               8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Mark E. Schmidt                            2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Pat Senger                                 6,000                              6,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Mark Setterlund                            8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
SLIC                                       4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Leonard Vogel                              8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Chad Vogel                                 8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Krislyn Vogel                              8,000                              8,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Susie White                                6,000                              6,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Renee Woehl                                4,000                              4,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Tom Wolff                                  6,000                              6,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Steve Wolff                                2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------
Thomas J. Wolff                            2,000                              2,000                                0
------------------------------------------------------------------------------------------------------------------------------------



Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o     privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
------------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time except for the following:

In or around July 2001, we were contacted by the State of North Dakota Securities Commissioner regarding the sale of our securities in North Dakota. The North Dakota Securities Commissioner requested certain information, including, but not limited to, information on all persons who purchased our shares in the State of North Dakota and the dates of those purchases. In August 2001, we provided responses to the State of North Dakota's inquiries. The North Dakota Securities Commissioner believes that we failed to timely notify the North Dakota Securities Commissioner of securities sales pursuant to Regulation D, Rule 506. Without admitting any culpability, we executed a Consent Order wherein we agreed that should we sell any securities in the state of North Dakota, we will comply with North Dakota state law. We also paid a fine of $2,000.

Directors, Executive Officers, Promoters and Control Persons
-------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could interupt our operations, reduce our profits and hinder our future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

====================== =============== =======================================
Name                        Age        Position
---------------------- --------------- ---------------------------------------
Lamarr Myers                 46        President, Treasurer and a Director
---------------------- --------------- ---------------------------------------
Nancy Myers                  48        Secretary and a Director
---------------------- --------------- ---------------------------------------
Bruce Brucker                44        Director
====================== =============== =======================================

Lamarr Myers. Mr. Myers has been our President, Treasurer and one of our directors since our inception. Since 1994, Mr. Myers has been responsible for our day-to-day operations including the installation of telephone lines to both residential and commercial telephone line users which are typically buried underground. Mr. Myers is also our Chief Installer and coordinates a substantial portion of the site activities. Mr. Myers has over twenty years experience as an equipment operator working for pipeline companies and power plants. Mr. Myers is not an officer or director of any reporting company.

Nancy Myers. Mrs. Myers has been our Secretary and one of our directors since our inception. Since 1994, Mrs. Myers has been responsible for our day-to-day office management and bookkeeping such as invoicing, accounts payable, accounts receivable and payroll. Mrs. Myers has over sixteen years experience in office management, payroll and bookkeeping. Mrs. Myers will also be in charge of coordinating a substantial portion of our expansion efforts during the next few years. Mrs. Myers is not an officer or director of any reporting company.

Bruce Brucker. Mr. Brucker is one of our founding shareholders and has been one of our directors since our inception. Since 1985, Mr. Brucker has been employed as a processing technician by BP Amoco in Mandan, North Dakota, where he is responsible for the operation of the combination unit, which processes petroleum products. Mr. Brucker has experience with organizational planning for small companies as well as project implementation. Mr. Brucker is not an officer or a director of any reporting company.

Lamarr Myers, our President, Treasurer and one of our directors, is the spouse of Nancy Myers, our Secretary, and one of our directors. Nancy Myers is the sister of Bruce Brucker. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
---------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 7, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class      Name of Beneficial Owner         Amount and Nature of Beneficial Owner         Percent of Class
----------------    ------------------------------   --------------------------------------    --------------------------
Common Stock        Lamarr Myers                     3,000,000 shares, President,                       41.89%
                    6406 Willow Road,                Treasurer, Director
                    Mandan, North Dakota 58554
Common Stock        Nancy Myers                      2,000,000 shares, Vice President,                  27.93%
                    6406 Willow Road,                Secretary, Director
                    Mandan, North Dakota 58554
Common Stock        Bruce Brucker                    2,000,000 shares, Director                         27.93%
                    6406 Willow Road,
                    Mandan, North Dakota 58554
Common Stock                                         All officers and directors                         97.75%
                                                     as a group

Lamarr Myers is the spouse of Nancy Myers and collectively owns with his spouse 5,000,000 shares or 69.82% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock. Our authorized capital stock consists of 25,000,000 shares of $.001 par value common stock. We are not authorized to issue preferred stock. As of November 7, 2001, 7,162,000 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel", was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-------------------------------------------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within Last Five Years
------------------------------------

Transactions with Promoters. On March 5, 2001, we incorporated in Nevada. On or about March 5, 2001, we issued 5,000,000 shares to Lmarr Myers and Nancy Myers in exchange for the assets of Dig-It Underground, a sole proprietorship. In addition, 2,000,000 shares of our common stock were issued to an individual in exchange for founders services provided to us related to our incorporation.

Description of Business
-----------------------

Our Background. We were incorporated pursuant to the laws of the State of Nevada on March 5, 2001 under the name of Dig-It Underground, Inc. Dig-It Underground, a sole proprietorship, was formed in 1994 under the ownership and control of Lamarr Myers and Nancy Myers. On March 5, 2001, we acquired all of the assets of Dig-It Underground, the sole proprietorship.

Our Business. We provide business-to-business telephone and cable line installations. We subcontract our installation services to Mastec, Inc., who provides various telecommunication services to Qwest Communications. The types of services provided by Mastec, Inc., to Qwest Communications include, but are not limited to, infrastructure design and development and maintenance, such as telephone line installations. We primarily service Grand County, Colorado, and its surrounding areas. We believe we have a reputation for high-quality installation services which has led to attention from various parties in the telecommunication infrastructure industry nationwide. We have received requests for our installation services from companies in Nebraska, Wyoming and different areas of Colorado. We are currently seeking to expand our operations and the geographic area of the markets we serve.

Qwest Communications is a broadband Internet communications company that provides advanced communication services, data, multimedia and Internet-based services both nationally and internationally as well as wireless services, local telecommunications and related services and directory services in a 14-state local service area. Qwest Communications provides three types of services: retail services, wholesale services, network services and directory services. We primarily service Qwest Communications' telephone line installation needs through direct installation contracts with Qwest Communications and subcontracts with Mastec, Inc.

Our Industry. Our business is influenced by the economy in general and the real estate market, specifically. We primarily service new residential units that require telephone installation services. Although the nation in general is experiencing an economic downturn, we believe that the outlook for the housing market is positive. For example, The National Association of Home Builders' estimates demand for new housing units will be approximately 1.82 million nationally, annually, during the next 10 years. This estimate is consistent with the 1.66 million units produced nationally, annually, during the period beginning 1991 and ending 2000. In conjunction with the demand in the housing comes a corresponding demand for the installation of telephone service. According to Bruce Smith, President of The National Association of Home Builders, demand is driven primarily by the strong rate of new household formations, an aging population and rising homeownership opportunities for lower-income groups and minorities.

In conjunction with this demand for housing comes a demand for the installation of telephone service. Over the years, Qwest Communications has responded to this demand by providing their customers with high-quality telecommunication services. As part of their commitment to quality, Qwest Communications has increased its efforts to improve its installation services and expand its coverage area. Qwest Communications has begun to implement new and improved customer service programs, including improved service in the installation process. The service improvements are a key part of Qwest Communications' fast-track plan to significantly improve the quality of its services by the end of 2001. In September 2000, Qwest Communications said it plans to reduce delayed installations for primary service to their lowest level in the last four years. Qwest Communications has frequently contacted us and requested that we increase the amount of work we perform for them and our coverage territory. We have been able to benefit from the trends in the housing market and from Qwest Communications' responses to such trends, by providing our installation services on a contract basis to Qwest Communications and a subcontract basis to Mastec, Inc.

The installation of telephone lines is capital and labor intensive. Our current assets consist of a vibratory drop plow used for trenching, a trailer to haul heavy machinery, hand-tools, and an installation vehicle to transport personnel and supplies to the job site. Installation projects use the vibratory drop plow to place cable from a residence to a connection point. The process requires the machine operator to trench at a depth of 12 inches for residential homes and 24 inches for county homes. Our services are typically priced based on a number of criteria, including, but not limited to, the number of feet trenched and the degree of difficulty. We attempt to ensure that all our drops are made according to specifications. We believe that this practice provides us with a degree of credibility with clients and site inspectors because they are able to recognize our commitment to the project and compliance with federal, state and local regulations.

The pre-installation process involves a number of direct and indirect contacts between Qwest Communications, various third parties and us. When a residential or business consumer needs telephone service, the consumer contacts Qwest Communications. Qwest Communications then contacts Mastec, Inc., or us to perform the services. After receiving the order we contact "One Call," an agency which locates and verifies all underground wiring, water, sewer, storm and electrical locations to guard against accidental cutting of these other lines when trenching begins. We then trench into the ground by unearthing the area immediately above the job site. Trenching typically takes an average of 2.5 hours per residence and either Mastec, Inc. or Qwest Communications is billed directly for all services on a master bill.

Advertising and Marketing. We believe our relationship with Qwest Communications and Mastec, Inc. has been extremely helpful in providing us with installation work. As a result of our relationships with Qwest Communications and Mastec, Inc., and the "word of mouth" advertising generated from those relationships, we have not needed to aggressively advertise or market our services. We believe our favorable relationships with Qwest Communications and Mastec, Inc., have resulted in significant savings in marketing and advertising expenditures. Our growth, however, has exceeded our capacity to efficiently meet all the service demands of our customers due to a variety of factors, including, but not limited to, insufficient numbers of installation and administrative staff. As a result, we enlist subcontractors in Colorado to service Qwest Communications and Mastec, Inc. Therefore, our advertising and marketing efforts will not increase until we are able to better accommodate an influx in business.

Growth Strategy. We hope to engage in a company-wide expansion over the next four years. Our focus will shift from primarily providing local installation services to providing widespread regional telephone installation services. We are targeting eight counties surrounding Grant County, Colorado. We hope to establish other facilities in those areas. We intend to staff each facility with a subcontractor who will be trained to perform installation services in the same manner and according to the same standards of quality with which we perform. In addition, we propose to install a centralized computer network to link all proposed locations, thereby centralizing our administration.

Our ability to generate internal growth will be affected by, among other factors, our success in:

     o expanding the range of services we offer to customers to address their evolving needs;
     o     attracting new customers;
     o     increasing the number of projects performed for existing customers;
     o hiring, training, and retaining employees; o opening additional facilities;
     o     expanding our service areas; and
     o     reducing operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Competition. In our geographic markets, we compete with other major contractors as well as smaller contractors. In general, competition for work in these markets is intense, especially in the public sector where contracts are typically, by law, awarded to the lowest bidder. Consequently, our ability to obtain a substantial portion of our contracts is dependent upon our ability to accurately and effectively estimate contract prices and bid lower than our competitors.

Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive bidding, advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. We expect that competition will continue to increase.

Our competitors may possess a greater number or higher level of quality equipment, thereby enabling our competitors to performer more frequent, efficient or expedient installation services as well as allowing our competitors to provide more favorable bids. Our competitors may be strategically located in climates that are more amiable to year-round installation projects, therefore enabling our competitors to generate a stable and substantial annual income stream. Any one of these factors, or combination thereof, may result in increased competition, reduce our gross margins, or cause us to lose market share and decrease the value of our installation services.

Insurance. We maintain general liability insurance covering our installation equipment in amounts consistent with industry practices. In addition, we are required to provide various types of surety bonds guaranteeing our performance under certain contracts. Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for us in relation to their current underwriting standards, which may change from time to time. We cannot guaranty that we will be able to maintain adequate insurance or continue to obtain adequate surety bonds.

Subject to certain deductible amounts and retention limits, we maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business, services and operations. We believe that our policy limits provide sufficient coverage and the deductible amounts are reasonable. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property which exceeds our policy limits or which are not covered by our policies. Any denial of coverage by our insurers or a lack of adequate coverage may have an adverse effect on our operations and financial condition.

Government Regulation. Our services are subject to federal, state and local laws and regulations concerning environmental matters related to contractor licensing requirements, building and electrical codes; permitting and inspection requirements; and regulations related to labor relations, worker safety, and environmental protection. For example, the Occupational Safety and Health Administration regulates our installation process, which includes trenching and excavation activities. These regulations typically outline proper procedure and employee safety practices when trenching or excavating. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Our failure to obtain all necessary licenses and permits to be in full compliance with all federal, state and local laws and regulations could adversely affect our operations and our financial condition.

We are occasionally requested to perform installation services in rural residences and, as a result, we are required by local county regulations to obtain trenching, excavation, construction or other permits related to our installation activities. Due to our reputation as responsible, high-quality and conscientious installers, many of the counties we service allow us to perform the work and obtain permits as time allows, rather than obtaining the permit well in advance of the installation. Our current positive working relationship with the individual counties has saved us time and money. Our operations would be severely impaired if we are unable to maintain this type of relationship, causing a material adverse affect on our financial stability. We believe we have all material licenses and permits required to conduct our operations and that we are in substantial compliance with all applicable regulatory requirements.

Employees. As of November 7, 2001, we have two full time employees and three part time employees. We believe that we have a positive relationship with our employees and we are not a party to any collective bargaining agreements. We anticipate entering into employment contracts with Lamarr Myers and Nancy Myers.

Facilities. Our headquarters are located at 6406 Willow Road, Mandan, North Dakota 58554. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
---------------------------------------------------------------------------

On March 5, 2001, we incorporated in Nevada as Dig-It Underground, Inc. On March 5, 2001, we acquired all of the assets of Dig-It Underground, the sole proprietorship, owned by Lamarr and Nancy Myers. We issued Lamarr and Nancy Myers, both officers and directors of the company, 5,000,000 shares of our common stock in exchange for the assets of Dig-It Underground, a sole proprietorship. Therefore, we have included in this registration statement the audited financial statements of Dig-It Underground, the sole proprietorship, for the years ended December 31, 2000 and 1999.

For the period ended June 30, 2001.

Liquidity and Capital Resources. Our only known sources of capital are the proceeds from the Offering and cash anticipated from revenues. We may require additional financing and there is no assurance that such additional financing will be available. We had cash of $1,337 as at June 30, 2001 compared to cash of $1,737 at December 31, 2000. Our total current assets were approximately $29,797 as at June 30, 2001, compared to total current assets of $1,737 at December 31, 2000. The increase was due to an increase in accounts receivable. Accounts receivable represented approximately $28,460 of our total current assets at June 30, 2001. Based on our recent history, we believe that we will collect those receivables in a timely fashion. Therefore, we believe that our available cash is sufficient to pay our day-to-day expenditures. At June 30, 2001, our total assets were approximately$106,018 compared to total assets of $90,108 at December 31, 2000. Of our total assets at June 30, 2001, $132,081 is represented by machinery and equipment.

Our total current liabilities at June 30, 2001 were approximately $3,456 compared to current liabilities of $750 at December 31,2000. All of our current liabilities are represented by accounts payable and accrued expenses.

Results of Operations.

Revenues. For the three-month period ended June 30, 2001, we realized revenues of $54,770 compared to $27,146 for the same three-month period ended June 30, 2000. For the six month period ended June 30, 2001 we realized revenue of $88,270 compared to revenue of $43,434 for the corresponding period in 2000. We believe that our revenues will remain consistent assuming that we can maintain our current business relationships and we maintain current levels of cable installations. Therefore, unless we expand our operations, we believe that our revenues will continue at their current levels.

Operating Expenses. For the three-month period ended June 30, 2001 we experienced operating expenses of $53,305 compared to $14,381 for the corresponding period in 2000. For the six-month period ended June 30, 2001 we experienced operating expenses of $69,904 compared to $24,361 for the corresponding period in 2000. The primary reason for the increase in our expenses from 2000 to 2001 was the payment of compensation to our management and outside consultants. For the three-month period ended June 30, 2001, we experienced net income of approximately $1,465 compared to $12,765 for the corresponding period in 2000.

Our Plan of Operation for the Next Twelve Months. Over the next 12 months, we hope to expand our operations and the geographic area of the markets that we serve.

In order to expand our operations over the next twelve months, we must increase our current customer base, as well as acquire additional employees or independent contractors and equipment so that we may accommodate an expanded customer base. We anticipate that we will use revenues to expand the geographic area of our operations. We believe we can establish our industry presence and stimulate interest by expanding into additional geographic areas, and offering more competitively priced bids. However, we may not be able to expand our operations effectively if we are not able to generate sufficient revenue. Our failure to market and promote our services will harm our business and future financial performance.

We will need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financings as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

We are not currently conducting any research and development activities, and do not anticipate conducting such activities in the near future. In the event that we expand our customer base and serve additional geographic areas, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment and vehicles which can transport the equipment.

Description of Property
-----------------------

Property held by Us. As of the date specified in the following table, we held the following property:

====================================== ========================== ========================== ==========================
              Property                       June 30, 2001            December 31, 2000          December 31, 1999
-------------------------------------- -------------------------- -------------------------- --------------------------
Cash                                            $1,337                     $1,737                     $2,410
-------------------------------------- -------------------------- -------------------------- --------------------------
Property and Equipment, net                     $76,221                    $88,371                    $46,985
====================================== ========================== ========================== ==========================

Depreciation is recorded based on the useful life of the fixed assets. The useful life of the equipment is seven years. The useful life of the vehicles is five years.

Our Facilities. Our executive, administrative and operating offices are located at 6406 Willow Road, Mandan, North Dakota 58554. We do not presently own any interests in real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Conflicts Related to Other Business Activities. The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to our shareholders and us as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions. There have been no related party transactions, except for the following:

On March 5, 2001 we acquired all the assets of Dig-It Underground, a sole proprietorship, owned by Lamarr and Nancy Myers, in exchange for 5,000,000 shares of our common stock. Lamaar and Nancy Myers are officers and directors of the company.

Lamarr Myers, our President and one of our directors, currently provides office space to us at no charge.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o     disclosing such transactions in prospectus' where required;
     o disclose in any and all filings with the Securities and Exchange Commission, where required;
     o     obtain uninterested directors consent; and
     o     obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty-five.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o     a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o     the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

===================================== ======== ============== ============= ======================== =================
Name and Principal Position           Year        Annual       Bonus ($)         Other Annual           All Other
                                                Salary ($)                     Compensation ($)        Compensation
------------------------------------- -------- -------------- ------------- ------------------------ -----------------
Lamarr Myers - President, Treasurer
                                      2001         None           None               None                  None
------------------------------------- -------- -------------- ------------- ------------------------ -----------------
Nancy Myers - Vice President,
Secretary                             2001         None           None               None                  None
===================================== ======== ============== ============= ======================== =================

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Employment Contracts. We anticipate that we will enter into employment contracts with Lamarr Myers and Nancy Myers, although at this time we do not know the specific terms of such agreements.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------


                            DIG-IT UNDERGROUND, INC.


                              FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                            DIG-IT UNDERGROUND, INC.


                                    CONTENTS





                                                                         PAGE

Financial Statements (Unaudited)

     Balance Sheet                                                        23

     Statements of Operations                                             24

     Statements of Cash Flows                                             25

     Notes to Financial Statements                                        26

                            DIG-IT UNDERGROUND, INC.


                                  BALANCE SHEET

                                  JUNE 30, 2001

                                   (UNAUDITED)

                                     ASSETS

Current assets
   Cash                                                            $      1,337
   Accounts receivable, net                                              28,460
   Inventory                                                                ---
                                                                   -------------

    Total current assets                                                 29,797

Property and equipment
   Machinery and equipment                                              132,081
   Office equipment                                                       1,690
   Less:  accumulated depreciation                                      (57,550)
                                                                   -------------

      Property and equipment, net                                        76,221
                                                                   -------------

Other assets                                                                ---
                                                                   -------------

    Total assets                                                   $    106,018
                                                                   =============



                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued expenses                           $      3,546
                                                                   -------------

    Total current liabilities                                             3,546
                                                                   -------------

Commitments and contingencies

Stockholders' Equity
    Common stock, $.001 par value;
       Authorized shares-- 25,000,000
       Issued and outstanding shares-- 11,212,000                         11,212
    Additional paid-in capital                                            75,644
    Retained earnings                                                     15,616
                                                                   -------------

       Total stockholders' equity                                        102,472
                                                                   -------------

          Total liabilities and stockholders' equity               $    106,018
                                                                   =============




                 See accompanying notes to financial statements

                            DIG-IT UNDERGROUND, INC.


                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)



                                                       THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                  ----------------------------------      -------------------------------
                                                         2001              2000               2001                 2000
                                                  ---------------      -------------      ---------------       ----------
Revenues
   Sales                                              $   54,770         $   27,146         $    88,270        $    43,434
   Less: returns and allowances                              ---                ---                 ---                ---
                                                        --------           --------           ---------          ---------

    Net revenues                                          54,770             27,146              88,270             43,434
                                                        --------           --------           ---------          ---------

Operating expenses
   Advertising                                               241                ---                 241                ---
   Consulting services                                    40,500                ---              46,550                ---
   Depreciation                                            6,075              6,075              12,150             12,150
   Equipment fuel and expense                              3,209              2,795               4,779              2,886
   Equipment rental                                          ---              2,397                 ---              2,397
   Insurance                                                 411                183                 822                784
   Interest                                                  ---                670                 ---              1,356
   Occupancy                                                 230                230                 460                460
   Office supplies and expense                               134                330                 275                409
   Professional fees                                       1,093                ---               1,093              1,192
   Repairs and maintenance                                   591                971                 765                872
   Telephone and utilities                                   800                595               1,082              1,285
   Travel and entertainment                                   21                135               1,687                570
                                                        --------           --------           ---------          ---------

    Total operating expenses                              53,305             14,381              69,904             24,361
                                                        --------           --------           ---------          ---------

Income from operations                                     1,465             12,765              18,366             19,073
                                                        --------           --------           ---------          ---------

Provision for income taxes                                   ---                ---               2,750                ---
                                                        --------           --------           ---------          ---------

Net income/Comprehensive income                       $    1,465         $   12,765         $    15,616        $    19,073
                                                      ==========         ==========         ===========        ===========

Pro forma net income/comprehensive income per
common share-- basic and diluted
                                                      $      ---         $      ---         $       ---        $       ---
                                                      ==========         ==========         ===========        ===========

Pro forma weighted average of common shares--
basic and diluted                                     11,103,650         11,050,000          11,084,900         11,050,000
                                                      ==========         ==========          ===========       ===========






                 See accompanying notes to financial statements

                            DIG-IT UNDERGROUND, INC.


                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                          ---------------------------------------
                                                                                2001                     2000
                                                                          -----------------        --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                $      15,616          $      19,073
   Adjustments to reconcile net loss to net cash used in operating activities
    Cost of services paid with common stock                                          6,050                    ---
    Depreciation                                                                    12,150                 12,150
    Occupancy costs contributed by officer                                             460                    460
    Changes in operating assets and liabilities
       (Increase) in accounts receivable                                           (28,460)                   ---
       Decrease in inventory                                                           ---                    ---
       Increase (Decrease) in accounts payable and accrued expenses
                                                                                     2,796                   (303)
                                                                           ---------------        ---------------

          Net cash provided by operating activities                                  8,612                 31,380
                                                                           ---------------        ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Distributions of capital                                                            ---                (30,800)
   Net assets contributed by proprietorship,
       net of cash balances acquired                                               (48,712)                   ---
                                                                           ---------------        ---------------

          Net cash used by investing activities                                    (48,712)               (30,800)
                                                                           ---------------        ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                           40,500                    ---
                                                                           ---------------        ---------------

          Net cash provided by financing activities                                 40,500                    ---
                                                                           ---------------        ---------------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                         400                    580

CASH AND CASH EQUIVALENTS, beginning of period                                       1,737                  2,410
                                                                           ---------------        ---------------

CASH AND CASH EQUIVALENTS, end of period                                     $       1,337         $        2,990
                                                                           ===============        ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW   INFORMATION
    Income taxes paid                                                       $           ---        $          ---
                                                                           ================        ==============
    Interest paid                                                           $           ---        $        1,356
                                                                           ================        ==============





                 See accompanying notes to financial statements

                            DIG-IT UNDERGROUND, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Dig-it Underground (the "Company"), a proprietorship, installs underground coaxial and fiber optic cable telephone lines. The Company was incorporated on March 5, 2001 and is located in Granby, Colorado.. The Company's financial statements are presented in accordance with generally accepted accounting principles in the United States.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on historical experience as a percentage (%) of sales when applicable. All outstanding receivables as of June 30, 2001 are deemed fully collectible.

         Inventory - Inventory is stated at the lower of cost or market; cost is based on the first-in, first-out method.

         Depreciation and Amortization - Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets acquired.

         Fair Value of Financial Instruments - The carrying value of cash on hand, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Sales - The Company records sales of its installation services upon completion (typically within 1-3 days), its customers are billed, and collectibility is reasonably assured.

         Income Taxes - During the six months ended June 30, 2001, the Company incorporated and adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") and therefore recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         For the six months ended June 30, 2000, the Company was a proprietorship and therefore not a taxpaying entity for federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is made on the statements of operations for the three and six months ended June 30, 2000.

                            DIG-IT UNDERGROUND, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - Pursuant to its incorporation on March 5, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income (loss) by the weighted average number of outstanding common shares during the year. The pro forma net income (loss) per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's manaagement to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - BASIS OF PRESENTATION

            The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the years ended December 31, 2001 and 2000. These financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2000 included in the Company's registration statement filing on Form SB-2.


NOTE 3 - CONCENTRATIONS OF CREDIT RISK

            The Company derives substantially all of it sales from subcontracting its installation services to Mastec, Inc., a main contractor with Qwest Communications, Inc. The Company's contracts with Mastec, Inc. are not exclusive or do they cover specific territories or regions. A significant change in the Company's relationship with Mastec, Inc. may have a material adverse affect on the Company's operations. Since the Company's management is unable to reasonably estimate the affect, or the likelihood of a material change, no provision for loss arising from this circumstance has been included in the accompanying financial statements.

                            DIG-IT UNDERGROUND, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

NOTE 4 - COMMITTMENTS AND CONTINGENCIES

         As previously detailed in Note 3, the Company receives substantially all of its sales from one major customer. A significant change in that relationship could have a material adverse affect on the Company's operations.

         The Company occupies office space within the founder's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the founder's total monthly costs. These amounts are shown in the accompanying statements of income for three and six months ended June 30, 2001 and 2000, respectively.


NOTE 5 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by the founder and proprietor. As such, there is no accrual for wages or compensated absences as of June 30, 2001 and 2000.


NOTE 6 - COMMON STOCK

         On March 5, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the founder of the corporation contributed the net assets of the predecessor proprietorship to the newly formed corporation in exchange for 5,000,000 shares of common stock with a par value of $.001. Also, the Company issued an additional 6,050,000 shares of common stock with a par value of $.001 to other officers and various parties for consulting services rendered in connection with the development of the Company. These services have been valued by the Company at par, or $6,050.

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on April 16, 2001, the Company issued 162,000 shares of its common stock at $0.25 per share for a total of $40,500.


Note 7 - RELATED PARTY TRANSACTIONS

         As previously detailed in Note 6, the Company issued shares of its common stock in exchange for net assets contributed and consulting services rendered by current officers and directors of the Company.

         The Company occupies office space provided by its officer. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statement of operations for the three and six months ended June 30, 2001 and are considered additional contributions of capital by the officer and the Company.

                               DIG-IT UNDERGROUND


                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                               DIG-IT UNDERGROUND


                                    CONTENTS





                                                                           PAGE
                                                                           ----
Independent Auditor's Report                                                 31

Financial Statements:

     Balance Sheets                                                          32

     Statements of Operations                                                33

     Statements of Changes in Proprietor's Capital                           34

     Statements of Cash Flows                                                35

     Notes to Financial Statements                                           36

                          Independent Auditor's Report



To the Proprietor of
Dig-it Underground


         I have audited the accompanying balance sheets of Dig-it Underground, a proprietorship, as of December 31, 2000 and 1999, and the related statements of operations, changes in proprietor's capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

        I conducted my audits in accordance with generally accepted auditing standards in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dig-it Underground as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.



                                          /s/ Quintanilla

                                          A Professional Accountancy Corporation
                                          Laguna Niguel, California


                                          October 30, 2001

                               DIG-IT UNDERGROUND


                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999



                                     ASSETS
                                     ------

                                                                       2000               1999
                                                                    -------------      -------------
Current assets
   Cash                                                             $       1,737      $       2,410
   Accounts receivable, net                                                   ---                ---
   Inventory                                                                  ---                ---
                                                                    -------------      -------------

     Total current assets                                                   1,737              2,410

Property and equipment
   Machinery and equipment                                                132,081             66,395
   Office equipment                                                         1,690              1,690
   Less:  accumulated depreciation                                        (45,400)          (21,100)
                                                                    -------------      -------------

      Property and equipment, net                                          88,371             46,985
                                                                    -------------      -------------

Other assets                                                                  ---                ---
                                                                    -------------      -------------

     Total assets                                                   $      90,108      $      49,395
                                                                    =============      =============



                      LIABILITIES AND PROPRIETOR'S CAPITAL
                      ------------------------------------

Current liabilities
   Accounts payable and accrued expenses                                      750              1,485
                                                                    -------------      -------------

     Total current liabilities                                                750              1,485
                                                                    -------------      -------------

Commitments and contingencies

Proprietor's capital                                                       89,358             47,910
                                                                    -------------      -------------

    Total proprietor's capital                                             89,358             47,910
                                                                    -------------      -------------

       Total liabilities and proprietor's capital                   $      90,108      $      49,395
                                                                    =============      =============





                 See accompanying notes to financial statements

                               DIG-IT UNDERGROUND


                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000               1999
                                                                                      -------------       -------------
Revenues
   Sales                                                                              $     150,810       $     120,746
   Less: returns and allowances                                                                 ---                 ---
                                                                                      -------------       -------------

    Net revenues                                                                            150,810             120,746
                                                                                      -------------       -------------


Operating expenses
   Advertising                                                                                  ---               1,988
   Depreciation                                                                              24,300               8,550
   Equipment fuel and expense                                                                 9,147               9,269
   Equipment rental                                                                            ---               10,945
   Insurance                                                                                  2,539               2,983
   Interest                                                                                   2,711               4,306
   Occupancy                                                                                    921                 900
   Office supplies and expense                                                                1,970               2,464
   Professional fees                                                                          3,192               6,156
   Repairs and maintenance                                                                    5,841               3,542
   Telephone and utilities                                                                    4,113               3,584
   Travel and entertainment                                                                   8,874              11,553
                                                                                      -------------       -------------

    Total operating expenses                                                                 63,608              66,240
                                                                                      -------------       -------------

Income from operations                                                                       87,202              54,506
                                                                                      -------------       -------------

Provision for income taxes                                                                      ---                 ---
                                                                                      -------------       -------------

Net income                                                                            $      87,202       $      54,506
                                                                                      =============       =============

Pro forma net income per common share-- basic and diluted                             $         ---       $         ---
                                                                                      =============       =============

Pro forma weighted average of common shares-- basic and diluted                          11,050,000          11,050,000
                                                                                      =============       =============



                 See accompanying notes to financial statements

                               DIG-IT UNDERGROUND


                  STATEMENTS OF CHANGES IN PROPRIETOR'S CAPITAL

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                   2000               1999
                                               ------------       ------------
Balance, beginning of year                     $     47,910       $     21,904

Capital contributions                                   ---                ---

Capital distributions                               (45,754)           (28,500)

Net income                                           87,202             54,506
                                               ------------       ------------

Balance, end of year                           $     89,358       $     47,910
                                               ============       ============






                 See accompanying notes to financial statements

                               DIG-IT UNDERGROUND


                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000               1999
                                                                                    --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                       $       87,202     $       54,506
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation                                                                            24,300              8,550
    Changes in operating assets and liabilities
       Increase in accounts receivable                                                         ---                ---
       Decrease in inventory                                                                   ---                ---
       Increase (decrease) in accounts payable and accrued expenses                           (735)            (7,146)
                                                                                     --------------     --------------

          Net cash provided by operating activities                                         110,767            55,910
                                                                                     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                                       (65,686)          (25,000)
                                                                                     --------------     --------------
          Net cash used in investing activities                                             (65,686)          (25,000)
                                                                                     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions of capital                                                                 (45,754)           (28,500)
                                                                                     --------------     --------------

          Net cash used in financing activities                                             (45,754)           (28,500)
                                                                                     ---------------    --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (673)             2,410

CASH AND CASH EQUIVALENTS, beginning of period                                                2,410                ---
                                                                                     ---------------    --------------

CASH AND CASH EQUIVALENTS, end of period                                             $         1,737    $        2,410
                                                                                     ===============    ==============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                                                $           ---    $          ---
                                                                                     ===============    ==============
    Interest paid                                                                    $         2,711    $        4,306
                                                                                     ===============    ==============


                 See accompanying notes to financial statements

                               DIG-IT UNDERGROUND


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Dig-it Underground (the "Company"), a proprietorship, installs underground coaxial and fiber optic cable telephone lines. The Company is located in Granby, Colorado. The Company's financial statements are presented in accordance with generally accepted accounting principles. The accompanying financial statements have been prepared solely from the accounts of Dig-it Underground, and the owner represents that they do not include his personal accounts or those of any other operation in which he is engaged. As further discussed in Note 5, the Company subsequently incorporated on March 5, 2001 under the laws of the State of Nevada.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables, if any, represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on historical experience as a percentage (%) of sales when applicable.

         Inventory - Inventory is stated at the lower of cost or market; cost is based on the first-in, first-out method.

         Depreciation and Amortization - Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets acquired.

         Fair Value of Financial Instruments - The carrying value of cash on hand, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Sales - The Company records sales of its installation services upon completion (typically within 1-3 days), its customers are billed, and collectibility is reasonably assured.

         Income Taxes - The proprietorship itself is not a taxpaying entity for purposes of federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is made in these statements. On March 5, 2001, the Company incorporated as discussed in Note 5. Accordingly, the pro forma provision for income tax expense for analysis purposes is approximately $22,000 and $10,000 for the years ending December 31, 2000 and 1999, respectively.

                               DIG-IT UNDERGROUND


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - Pursuant to its subsequent incorporation on March 5, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income by the weighted average number of outstanding common shares during the year. The pro forma net income per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the proprietor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



NOTE 2 - COMMITTMENTS AND CONTINGENCIES

         The Company occupies office space within the proprietor's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the proprietor's total monthly costs. These amounts are shown in the accompanying statements of income for each respective year ending December 31, 2000 and 1999.



NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by the proprietor. As such, there is no accrual for wages or compensated absences as of December 31, 2000 and 1999.



NOTE 4 - RELATED PARTY TRANSACTIONS

         On occasion, the proprietor may contribute or withdraw funds from the Company. Accordingly, these amounts are shown in the accompanying statements of changes in proprietor's capital and are not considered advances to or from the Company.

         As discussed in Note 2, the Company occupies office space within the proprietor's residence. The allocated amounts for occupancy costs are shown in the accompanying statements of income for the years ending December 31, 2000 and 1999.

                               DIG-IT UNDERGROUND


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 5 - SUBSEQUENT EVENTS

         On March 5, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the proprietor contributed the net assets of the Company to the newly formed corporation in exchange for 5,000,000 shares of common stock with a par value of $.001. The assets and related liabilities of the Company were contributed at estimated fair value to the new corporation as follows:

               Assets                                         $   75,000
               Liabilities assumed                                (2,500)
                                                              ----------

               Net assets contributed                         $   72,500
                                                              ==========


         On March 5, 2001, The Company issued 6,050,000 shares of its common stock to a director and founders for consulting services rendered in connection with the formation of the Company as a corporation. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value between the Company and its director and founders.

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on April 16, 2001, the Company issued 162,000 shares of its common stock at $0.25 per share for a total of $40,500.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------

In March 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountants, to audit the financial statements of Dig-It Underground, a sole proprietorship, as of December 31, 1999 and December 31, 2000.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements as of December 31, 1999 and as of December 31, 2000, appearing in this prospectus which is part of a Registration Statement have been audited by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                $103.09
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $350.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately             $10,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $3,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On March 5, 2001, we issued 5,000,000 shares of our common stock to Lamarr and Nancy Myers in exchange for the assets of Dig-It Underground, a sole proprietorship, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

On or about March 5, 2001, we issued a total of 2,000,000 shares of our common stock to an individual in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued to Bruce Brucker in exchange for services he provided to us in relation to our incorporation.

In April 2001,we issued 68,000 shares of our common stock for $0.25 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The offering price of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $17,000.

In May 2001,we issued 94,000 shares of our common stock for $0.25 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The offering price of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $23,500.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.         Underwriting Agreement (not applicable)

3.1        Articles of Incorporation

3.2        Bylaws

5.         Opinion Re: Legality

8.         Opinion Re: Tax Matters (not applicable)

11.        Statement Re: Computation of Per Share Earnings*

15.        Letter on unaudited interim financial information (not applicable)

23.1       Consent of Auditors

23.2       Consent of Counsel**

24. Power of Attorney is included on the Signature Page of the Registration Statement

*        Included in Financial Statements
**       Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10
                           (a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on November 7, 2001.

                                  Dig-It Underground, Inc.,
                                  a Nevada corporation


                                  By:      /s/ Lamarr Myers
                                           -----------------------------------
                                           Lamarr Myers
                                  Its:     President, Treasurer, and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Lamarr Myers                                     November 7, 2001
---------------------------
Lamarr Myers
President, Treasurer, Director


/s/ Nancy Myers                                      November 7, 2001
---------------------------
Nancy Myers
Vice President, Secretary, Director


/s/Bruce Brucker                                     November 7, 2001
---------------------------
Bruce Brucker
Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Lamarr Myers with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Dig-It Underground, Inc.


/s/ Lamarr Myers                                     November 7, 2001
---------------------------
Lamarr Myers
President, Treasurer, Director


/s/ Nancy Myers                                      November 7, 2001
---------------------------
Nancy Myers
Vice President, Secretary, Director


/s/ Bruce Brucker                                    November 7, 2001
---------------------------
Bruce Brucker
Director